Exhibit 10.1

February 6, 2019

Ms. Sharon Klugewicz

17 Roxbury Road

Rockville, Centre 11570

Dear Sharon:

It gives me great pleasure to offer “at will’ employment for the position of Chief Operating Officer. You will report to Stavros Vizirgianakis, President and Chief Executive Officer for your assignments.

The base salary for this position will be $ 250,000 per annum, paid in twenty-four (24), semi- monthly salary cycles.

You will receive an opportunity to earn 25% of your base salary on achievement of objectives that are established by the Chief Executive Offer and yourself. Medical and Dental benefits begin upon your first day of service which will commence on March 1, 2019. You will be eligible to participate in the company’s 401k plan after a completion of six months of service. For your first year of service you will receive twenty (20) days of paid time off. A vehicle allowance of $600.00 will be paid to you in two semi- monthly installments of $300.00.

You will work out of our Corporate Headquarters at 1938 New Highway in Farmingdale, NY.

Upon your first day of service the Chief Executive and you will establish areas of responsibility that will be directly assigned to you.

Please feel free to contact me with any questions that you may have. It is a sincere pleasure to offer you this senior position and I am looking very forward to working with you.

Sincerely,

Joseph J. Gigante

Director of Human Resources